Exhibit 10.4
FIRST AMENDED AND RESTATED SUBLEASE AGREEMENT
     THIS FIRST AMENDED AND RESTATED SUBLEASE AGREEMENT (this “First Amended Sublease”) is entered into as of October 26, 2005, between COLT’S MANUFACTURING COMPANY LLC (“Colt’s” and also referred to herein as “Subtenant”), a Delaware limited liability company, with its principal place of business located at 545 New Park Avenue, West Hartford, Connecticut 06110, and COLT DEFENSE LLC (“Colt Defense” and also referred to herein as “Lessee”), a Delaware limited liability company, with its principal place of business located at 547 New Park Avenue, West Hartford, Connecticut 06110.
W I T N E S S E T H:
     WHEREAS, Colt’s, as lessee, entered into a certain Agreement of Lease, dated as of March 22, 1990, and amended as of August 16, 1994, (the “Lease, as Amended”) with Colt Industries Inc. a/k/a Coltec Industries Inc. (“Coltec”), as lessor, for the lease of certain premises located at 545 New Park Avenue, West Hartford, Connecticut 06110 (the “Leased Premises” as further defined below);
     WHEREAS, on November 4, 2002, Colt’s assigned the Lease, as Amended, to Colt Defense and Colt Defense, as lessee, entered into a sublease (“Sublease”), dated as of November 4, 2002, with Colt’s, as subtenant, to sublease a portion of the Leased Premises;
     WHEREAS, on the date first written above, Coltec transferred, conveyed and assigned to NPA Hartford LLC (the “Landlord”) all legal right, title and interest to the Leased Premises and early terminated the Lease, as Amended, which latter event triggered the Sublease to automatically early terminate in accordance with Section 9 of the Sublease;
     WHEREAS, Colt Defense entered into a certain Net Lease, on the date first written above (“Net Lease”), with the Landlord to lease the Leased Premises;
     WHEREAS, Colt Defense desires to continue to sublet to Colt’s a portion of the Leased Premises, and Colt’s desires to sublet from Colt Defense that portion of the Leased Premises;
     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:
     1. REVIVAL. Upon the parties’ execution and delivery of this First Amended Sublease, the Sublease shall be revived in its entirety retroactive to its date of early termination, this First Amended Sublease shall amend and restate the Sublease, and Colt’s shall waive notice of termination of the Sublease.
     2. PREMISES. Colt Defense, as Lessee, hereby sublets to Colt’s, as Subtenant, that interior portion of certain buildings within the Leased Premises which consist of floor space of the Knudsen plant building, the administration building and ammunition bunker, all of the foregoing building interior areas of which are collectively referred to herein as the “Subleased Premises,” to be demarcated in a written plant, office and storage layout that delineates the configuration of the Subleased Premises, together with certain surrounding common areas consisting of land and improvements. The parties may modify such layout from time to time by mutual agreement. Colt’s acknowledges receipt of a copy of the Net Lease, which is incorporated by reference and made a part hereof. Colt’s further acknowledges that the Leased Premises, including the common areas, is as described in the Net Lease, including, but not limited to, Exhibits “A” and “B” thereto.

     3. TERM. The term (the “Term”) of this First Amended Sublease for the Subleased Premises shall commence on October 26, 2005 (the “Commencement Date”) and shall expire on October 25, 2012 (the “Expiration Date”), unless earlier terminated as provided herein. Upon the expiration or early termination of this First Amended Sublease, Subtenant shall, at Subtenant’s sole cost and expense, remove its property from the Subleased Premises and surrender the Subleased Premises in the same order and condition the Subleased Premises was found in as of November 4, 2002.
     4. RENT. The rent for the Term of the Sublease shall be One Hundred Sixty Thousand Seven Hundred Forty-Six and 00/100 Dollars ($160,746.00) for each twelve (12)-month period, subject to adjustment. Subtenant shall pay to Lessee as rent the amount of Thirteen Thousand Four Hundred and 00/100 Dollars ($13,400.00) per calendar month (the “Basic Monthly Rent”), in advance on the first day of each month of the Term hereof. Rent for any period during the Term that is for less than one (1) calendar month shall be a pro rata portion of the monthly installment. Rent shall be payable without notice or demand and without deduction, offset, or abatement, in lawful money of the United States of America to Lessee at such address and to such person as Lessee may designate in writing.
     5. ADJUSTMENTS TO RENT. Lessee may charge or credit Subtenant for an amount (“Adjustment”) to pass along any increases or decreases in charges to property insurance or property taxes assessed on the Subleased Premises for the 12-month period immediately preceding the Commencement Date. If Lessee desires to make an Adjustment, Lessee shall submit to Subtenant a statement of the calculations for making such Adjustment to the Basic Monthly Rent, and Subtenant shall pay the adjusted amount of Basic Monthly Rent in accordance with Section 3 above.
     6. USE OF SUBLEASED PREMISES. Subtenant warrants and covenants that it, its employees, and agents shall only use the Subleased Premises consistent with and as specifically described in Article 4 of the Net Lease and shall repair and maintain the Subleased Premises in accordance with Article 5 of the Net Lease. Further, Subtenant agrees to comply with all other applicable provisions of the Net Lease, and shall not do anything that would constitute a violation on the part of Lessee of any part or condition of the Net Lease, including, but not limited to, making alterations or improvements to the buildings without the prior consent of Lessee and Landlord. Subtenant hereby acknowledges and agrees that Landlord is a third-party beneficiary to Subtenant’s undertakings under this Section 6.
     7. SERVICES. Subtenant shall promptly report general maintenance, repair and service issues to the Lessee in connection with the Net Lease.
     8. SUBLETTING. The Subtenant shall not assign, transfer, or further sublet the Subleased Premises or any part thereof.
     9. INDEMNIFICATION. Subtenant shall indemnify, defend and hold Lessee, Landlord and any Mortgagee (as defined in the Net Lease) harmless and assume the risk of loss for any and all Costs, Claims and Environmental Damages (as defined in the Net Lease and including, but not limited to, attorneys’ fees) for any bodily injury, including death, or property damage, sustained by any person or persons which arises out of, is occasioned by or is in any way attributable to the Subleased Premises or common areas or the use and occupancy of the Subleased Premises or common areas, whether or not arising from the acts or omissions of Subtenant or its agents, employees, contractors, clients, invitees or subtenants, in the same scope, manner and degree as if Subtenant were Lessee and Lessee were a party of Landlord in Article 9 of the Net Lease.

     10. INSURANCE.
          (a) Lessee shall procure and maintain throughout the Term a policy or policies of property insurance insuring the Leased Premises for its full replacement value. Subtenant shall procure and maintain throughout the Term at its own cost and expense a policy or policies of property insurance for the full replacement value all of its own property, including but not limited to Subtenant’s machinery and equipment, inventory and works in process, raw materials, trade fixtures, furniture, signs, decorations, furnishings, and all other items of personal property of Subtenant located on or within the Subleased Premises. Moreover, Subtenant for its operations and business on the Subleased Premises shall procure and maintain throughout the Term at its own cost and expense a policy or policies of liability, worker’s compensation and employer’s liability insurance at the levels and types described in Article 10 of the Net Lease. As used in this First Amended Sublease, “replacement value” means the cost to replace without deduction for depreciation.
          (b) Notwithstanding any other provision of this First Amended Sublease to the contrary, Colt Defense and Colt’s each hereby waives any rights of recovery against the other for injury or loss on account of hazards covered by property insurance required to be carried under this First Amended Sublease (whether or not self-insured) to the extent of the amount of insurance proceeds that party would have received under that insurance if that party had maintained all insurance it is required to maintain under this First Amended Sublease; provided, however, that this release shall not be applicable to the portion of any damage which is not reimbursed by the damaged party’s insurer because of the “deductible” permitted hereunder in the damaged party’s insurance coverage.
          (c) All policies of property insurance required to be carried by either party for the Leased Premises, the Subleased Premises, personal property or fixtures therein or thereon, and occurrences on the Leased Premises or Subleased Premises shall include a clause or endorsement denying to the insurer rights by way of subrogation against the other party to the extent rights have been waived by the insured before the occurrence of injury or loss.
          (d) Subtenant shall furnish Lessee with a certificate of insurance evidencing the issuance and continuation of policies providing such insurance coverage on or before the commencement date of this First Amended Sublease and at least thirty (30) days prior to the expiration date of such policies of insurance.
     11. TERMINATION. This First Amended Sublease shall automatically terminate upon the expiration, termination or cancellation of the Not Lease, provided, however, that Lessee shall provide timely prior notice to Subtenant of any termination or cancellation of the Net Lease, it being understood by the Subtenant that the Net Lease expires on October 25, 2012, without any provision for extension. Upon the expiration, termination, or cancellation of the Net Lease or this First Amended Sublease, all obligations hereunder of the parties hereto shall be extinguished. Any improvements remaining on the Subleased Premises upon termination shall revert to the Lessee or the Landlord, as provided under the Net Lease and shall be free of any encumbrance at the time of such reversion.
     12. NOTICES. Except as otherwise specifically provided herein, any notice required or permitted to be given under this First Amended Sublease shall be given in writing and shall be deemed given (A) on the delivery date, via First Class U.S. Mail, postage prepaid; or (B) delivered by hand, in any case addressed to the parties as follows:
To Lessee: Colt Defense LLC, 547 New Park Avenue, West Hartford,
Connecticut 06110, Attention: President & CEO

To Subtenant: Colt’s Manufacturing Company LLC, 545 New Park Avenue,
West Hartford, Connecticut 06110, Attention: President & CEO
or to other persons or entities as may be provided by Lessee of Subtenant, in writing and in accordance with this paragraph.
     13. APPLICABLE LAW. This First Amended Sublease shall be construed, interpreted, and governed by the laws of the State of Connecticut.
     14. BINDING AGREEMENT. This First Amended Sublease shall not be valid and binding on Landlord and Lessee unless and until it has been completely executed by and delivered to both parties.

     IN WITNESS WHEREOF, the undersigned parties have duly executed this First Amended Sublease as of the day and year first above written.

LESSEE:	COLT DEFENSE LLC

	By:	/s/ William M. Keys
Name: LtGen Wm M. Keys, USMC (ret.)
Title: President and Chief Executive Officer

	Date:	October 26, 2005

SUBTENANT	COLT’S MANUFACTURING COMPANY LLC

	By:	/s/ William M. Keys
Name: LtGen Wm M. Keys, USMC (ret.)
Title: President and Chief Executive Officer

	Date:	October 26, 2005

CONSENT TO THIS FIRST AMENDED AND
RESTATED SUBLEASE GIVEN THIS 26TH DAY
OF OCTOBER 2005.
LANDLORD:
NPA HARTFORD LLC

By:	NPA Management LLC Its Managing Member

By:	/s/ Daniel J. Standen
Name: Daniel J. Standen
Title: Authorized Member